                                                                    EXHIBIT 99.4



FOR IMMEDIATE RELEASE


                           RAMSAY YOUTH SERVICES, INC.
                 AWARDED TWO THERAPEUTIC DAY SCHOOLS IN FLORIDA

CORAL GABLES, FLORIDA, FEBRUARY 5, 2003 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) today announced that it has been awarded a contract by the School Board of Brevard County to operate two additional therapeutic day schools in Brevard County, Florida for the school year starting July 2003. The contract has a term of three years with a three year renewal option and is expected to generate over $3.4 million in annual revenue.

Commenting on the new contract, Luis E. Lamela, President and CEO of Ramsay Youth Services, Inc., stated, "We look forward to continue working with the School Board in Brevard County in operating these additional therapeutic day schools. In total, Ramsay will now operate 3 therapeutic day schools in Brevard County which will serve 300 severely emotionally handicapped students with intensive mental health and educational services. Our ultimate goal is to transition these students back into traditional public schools."

Ramsay Youth Services, Inc. is a leading provider and manager of mental health, substance abuse and behavioral health programs and services in residential and non-residential settings in eleven states and the Commonwealth of Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information, specifically the Risk Factors section in the Company's Form 10K for the year ended December 31, 2001.





Contact: Isa Diaz
         Executive Vice President Corporate Relations
         (305) 569-4626